Supplemental Information for Q1 2020	Exhibit 99.2

	Q1 ‘19	Q1 ‘20	Δ	Δ %
Shipments (000 tons)
- Paper	499	439	(60)	-12%
- Pulp	45	56	11	24%
Total	544	495	(49)	-9%
NSP ($/ton)
- Paper	$ 956	$ 879	$ (77)	-8%
- Pulp	$ 687	$ 460	$ (227)	-33%

Table represents Verso Consolidated data excluding Androscoggin and Stevens Point Mills for all periods provided.

Q1 2020 Selected Supplemental Data ($M)	Androscoggin, Stevens Point[1]	Luke	Duluth, Wisc. Rapids	Escanaba Quinnesec	Total Q1 2019	Total Q1 2020[1]
Net sales	$ 59	$ 8	$ 156	$ 248	$ 639	$ 471
Cost of Products Sold	$ 52	$ 12	$ 156	$ 207	$ 549	$ 427
Gross Margin	$ 7	$ (4)	$ -	$ 41	$ 90	$ 44
Cash CapEx	$ (3)	$ -	$ (7)	$ (12)	$ (18)	$ (22)

1 Includes data for Androscoggin and Stevens Point Mills through 2/9/20

1